[COOPERS & LYBRAND L.L.P.]


                          REPORT OF INDEPENDENT ACCOUNTANTS


          To the Shareholders and Board of Trustees of Ivy Money Market Fund (the Fund)


               We have audited the accompanying statement of assets and liabilities of the Fund, including the schedule of portfolio investments, as of December 31, 1994, and the related statement of operations, the statement of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial highlights for each of the two years in the period ended December 31, 1991 were audited by other auditors, whose report, dated January 31, 1992, expressed an unqualified opinion on the selected per share data and ratios.

               We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1994 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

               In our opinion, based on our audit and the report of other auditors, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Fund as of December 31, 1994, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with generally accepted accounting principles.


          COOPERS & LYBRAND L.L.P.

          Fort Lauderdale, Florida
          February 10, 1995












          [COOPERS & LYBRAND L.L.P.]


                          CONSENT OF INDEPENDENT ACCOUNTANTS


          To the Board of Trustees of
          Ivy Fund


          We hereby consent to the incorporation by reference in Part B (Statement of Additional Information) of Post-Effective Amendment No. 83 to the Registration Statement on Form N-1A (File No. 2-17613, hereafter the "Registration Statement") of Ivy Fund (the "Trust") of our report dated February 10, 1995, relating to the financial statements and financial highlights of Ivy Money Market Fund (the "Fund") appearing in the December 31, 1994 Annual Report to Shareholders of the Fund, which annual report is incorporated by reference in Part B (Statement of Additional Information) of the Registration Statement.


          COOPERS & LYBRAND L.L.P.

          Fort Lauderdale, Florida
          December 15, 1995